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                  [GOODRICH PETROLEUM CORPORATION LETTERHEAD]

                         GOODRICH PETROLEUM CORPORATION
                             ANNOUNCES ACQUISITION
                                OCTOBER 24, 1996

Houston, Texas October 24, 1996 - Goodrich Petroleum Corporation ("Goodrich") today announced that it has entered into an agreement to acquire the oil and gas properties of La/Cal Energy Partners II, a Louisiana partnership based in Shreveport, Louisiana ("La/Cal II"). Goodrich also announced that it is in final negotiations to acquire certain additional oil and gas properties from various working interest owners.

The interests being acquired are located in seven separate fields in South Louisiana and East Texas and include proved reserves of approximately 1,718,000 barrels of oil and 3,912,000 MCF of gas or 2,370,000 barrels of oil equivalent
(BOE). The aggregate purchase price is $17,446,695, subject to adjustment, and consists of $2,000,000 cash, $7,500,000 in shares of a newly designated series of Goodrich convertible preferred stock and the assumption of $7,946,695 in debt.

The 750,000 shares of preferred stock to be issued in the proposed transaction will be convertible into Goodrich common stock at a conversion premium of 25%. The new series of preferred will be junior to the Company's existing Series A Preferred, will be entitled an 8.25% annual dividend and will become redeemable by the Company after 4 years. Subject to receipt of the necessary approvals, Goodrich anticipates closing the transaction during the fourth quarter of 1996.

The proposed transactions were negotiated on behalf of Goodrich by a special committee of outside directors because the La/Cal II partners and working interest owners include certain members of the Company's senior management and board of directors. The special committee, which engaged an independent financial advisor, reserve engineer and legal counsel recommended adoption of the proposed transactions which were then unanimously approved by the Company's outside directors. The investment banking firm retained by the special committee has rendered a fairness opinion with respect to the proposed transactions.

The closing of the Transactions is subject to the approval of the parties of La/Cal II and the execution of definitive agreements with the working interest owners. The closing is also contingent upon the approval of Goodrich's stockholders of the issuance of the shares of preferred stock in accordance with New York Stock Exchange requirements. Goodrich expects to distribute definitive proxy materials to its shareholders in connection with a special meeting to consider the issuance of the preferred shares. The date for the special meeting has not been determined.

Goodrich Petroleum is an independent oil and gas exploration company listed on the New York Stock Exchange.